Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS INC. ANNOUNCES STOCK BUYBACK PROGRAM

London, Ontario, April 7, 2008 – Stellar Pharmaceuticals Inc. ("Stellar") (TSX VENTURE:SLX.V) (OTCBB:SLXCF.OB) announced today that the TSX Venture Exchange (the "Exchange") has accepted a notice filed by Stellar of its intention to make a Normal Course Issuer Bid (the "Bid").

The notice provides that Stellar may, during the 12 month period commencing April 9, 2008 and ending April 8, 2009, purchase on the Exchange up to 1,191,127 common shares, provided that the aggregate value of shares so purchased does not exceed of $1,000,000.  The price which Stellar will pay for any such shares will be the market price at the time of acquisition.  The actual number of common shares which may be purchased pursuant to the Bid and the timing of any such purchases will be determined by management of Stellar.  As at April 1, 2008 there are approximately 23,822540 common shares outstanding.  The average daily trading volume of common shares for the most recently completed six calendar months are as follows: TSX Venture trading symbol SLX.V – 2,033; OTCBB trading symbol SLXCF.OB – 11,883.  Stellar’s share will be purchased through Mr. Paul Crossett of Standard Securities Capital Corp., 24 Hazelton Ave., Toronto, ON M5R 2E2.  All common shares purchased pursuant to the Bid will be purchased for cancellation.

Stellar did not make any normal course issuer bid purchases during the twelve months preceding the date of the notice filed with the Exchange.

Stellar believes that its common shares have been trading in a price range which does not adequately reflect the value of such shares in relation to the business of Stellar and its future business prospects.  As a result, depending upon future price movements and other factors, Stellar believes that its outstanding common shares may represent an attractive investment to Stellar.  Furthermore, the purchases are expected to benefit all persons who continue to hold common shares by increasing their equity interest in Stellar.

Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.